July __, 1998






Board of Directors
Country Star Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles, California  90010

                           Re:      COUNTRY STAR RESTAURANTS, INC;
                                    REGISTRATION STATEMENT ON FORM SB-2

Gentlemen:

                  We have acted as counsel for Country Star Restaurants, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing by the Company of registration statement on Form SB-2, and the prospectus that forms a part thereof (the "Registration Statement" and "Prospectus," respectively) under the Securities Act of 1933, as amended, relating to the offering by certain stockholders of the Company (collectively, the "Selling Stockholders") of (i) 1,086,921 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and (ii) an indeterminate number of shares (approximately 16,153,846) of Common Stock issuable upon conversion of certain convertible notes (the "Convertible Notes").

                  We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, originals or copies of such records of the Company and where applicable, agreements, certificates of pubic officials, certificates of officers and representatives of the Company, and others, and such other documents, certificates, records, authorizations,

Board of Directors
Country Star Restaurants, Inc.
July __, 1997
Page -2-



proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives for the Company [and its predecessor-in-interest] and others.

                  Based on the foregoing, we are of the opinion that:

                  1. All shares of Common Stock have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

                  2. The shares of Common Stock issuable upon conversion of the Convertible Notes have been duly authorized, and when issued in accordance with its terms, will be validly issued, fully paid and nonassessable.

                  We hereby consent to be named in the Prospectus as attorneys who have passed upon the validity of the shares of Common Stock for the Company under the caption "Legal Matters."

                  We further consent to your filing a copy of this opinion as an exhibit to the Prospectus.

                                                  Very truly yours,



                                                  WOLF HALDENSTEIN ADLER FREEMAN
                                                  & HERZ LLP